Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES HEREINAFTER DESCRIBED AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO ANOTHER NOMINEE OF THE DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREON, CEDE & CO., HAS AN INTEREST HEREIN.

CATERPILLAR INC.

FLOATING RATE SENIOR NOTES DUE 2013

REGISTERED NO.	$

CUSIP 149123 BW0 ISIN US149123BW08

CATERPILLAR INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporations under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum of                                          Dollars ($                                    ) on May 21, 2013, subject to advancement as provided in Annex A hereto, and to pay interest thereon from May 27, 2011, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on February 21, May 21, August 21 and November 21 of each year, commencing August 21, 2011, until the principal hereof is paid or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at the rate per annum borne by this Security on any overdue principal and on any overdue installment of interest, provided that if interest is due on a day that is not a Business Day, interest will be paid on the next succeeding Business Day (such date of payment, an “Interest Payment Date”), except that if that Business Day is in the immediately succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the 15th calendar day immediately preceding such Interest Payment Date (whether or not a Business Day).

The interest rate on the Securities will be reset quarterly on February 21, May 21, August 21 and November 21 of each year, commencing May 25, 2011, and at maturity (each an “interest reset date”).

The initial interest period will be the period from and including the settlement date to but excluding the first interest reset date.  Thereafter, each “interest reset period” (or “interest period”) will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the Securities will be the period from and including the interest reset date immediately preceding the maturity date of such Securities to but excluding the maturity date. The interest rate for the first interest period will be equal to the three-month U.S. Dollar (“USD”) London Interbank Offered Rate (“LIBOR”), as determined on May 25, 2011, plus a margin of 0.17%.  Thereafter, the interest rate for any interest period will be equal to the three-month USD LIBOR, as determined by the Calculation Agent (as defined below) on the applicable Interest Determination Date (as defined below), plus a margin of 0.17%.  Promptly upon determination, the Calculation Agent shall inform the Trustee and the Company of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the holders of the Securities, the trustee and the Company. The interest rate will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The amount of interest for each day the Securities are outstanding (the “daily interest amount”) will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the Securities. The amount of interest to be paid on the Securities on any Interest Payment Date will be calculated by adding the daily interest amounts for each day in the interest period.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and interest on this Security due at Maturity in United States dollars will be made in immediately available funds to the depository or its nominee, provided that this Security is presented to the Trustee in time for the Trustee to make such payment in accordance with its normal procedures. Payment of interest (other than interest payable at Maturity) on this Security in United States dollars will be made by transfer of immediately available funds to the depository or its nominee.

“Calculation Agent” means the calculation agent as appointed by the Company, which initially shall be U.S. Bank National Association.

“Interest Determination Date” with respect to an interest period will be the second London Business Day preceding the first day of the interest period.

“London Business Day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by or on behalf of the Trustee under the Indenture.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 1, 1987 (as supplemented, the “Indenture”), between the Company and U.S. Bank National Association (as successor to Citibank, N.A., as successor to First National Bank of Chicago), as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited initially in aggregate principal amount to $750,000,000.

The Company may from time to time, without notice to or the consent of the Holders of the Securities, create and issue further securities ranking on a parity with the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the Securities) so that further securities may be consolidated and form a single series with the Securities and have the same terms as to status, redemption or otherwise as the Securities.

The Securities shall have the redemption features summarized in Annex A to this Global Security.

The provisions for defeasance and covenant defeasance set forth in Sections 1302 and 1303 of the Indenture, respectively, will apply to the Securities of this series.

If any Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations therein and herein set forth, the transfer of this Security is registrable in the Security Register upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

This Security is a Global Security and shall be exchangeable for Securities registered in the names of Persons other than the depository with respect to this Global Security or its nominee only if (x) such depository notifies the Company that it is unwilling or unable to continue as depository for this Global Security or at any time ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, as amended, (a) the Company executes and delivers to the Trustee a Company Order that this Global Security shall be exchangeable or (b) there shall have occurred and be continuing an Event of Default with respect to the Securities. If this Global Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Securities issuable in a minimum denomination of $2,000 and integral multiples of $1,000 thereafter, registered in such names as such depository shall direct.

The Securities of this series are issuable only in registered form without coupons and when not represented by one or more Global Securities, (a) will be issuable in a minimum denomination of $2,000 and integral multiples of $1,000 thereafter and (b) as provided in the Indenture and subject to certain limitations therein set forth, will be exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

*                                         *                                         *

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: May 27, 2011

[SEAL]

CATERPILLAR INC.

By:
Edward J. Scott
Treasurer

Attest:

By:
Laurie J. Huxtable
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Name:
Title:

ANNEX A TO GLOBAL SECURITY

Special Mandatory Redemption

This Security shall be subject to a special mandatory redemption in the event the transaction contemplated in the Agreement and Plan of Merger (the “Merger Agreement”) with Bucyrus International, Inc. and Badger Merger Sub, Inc., a wholly owned subsidiary of the Company, dated November 14, 2010 (the “Merger”), is not consummated on or prior to June 30, 2012, or if prior to June 30, 2012, the Merger Agreement governing the Merger is terminated (each such event, a “redemption event”). In such an event, the Security shall be redeemed at a special mandatory redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to but excluding the special mandatory redemption date. The “special mandatory redemption date” means the earlier to occur of (1) June 30, 2012, if the Merger has not been completed on or prior to June 30, 2012, or (2) the 30th day (or if such day is not a Business Day (as defined below), the first Business Day thereafter) following the termination of the Merger Agreement.

The Company shall cause the notice of special mandatory redemption to be mailed, with a copy to the Trustee, within five business days after the occurrence of the redemption event to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of all Securities to be redeemed on the special mandatory redemption date are deposited with the paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the Securities will cease to bear interest and all rights under the Securities shall terminate.

A-1